SORL Auto Parts Reports Third-Quarter

Record High Sales In 2013

ZHEJIANG, China, November 14, 2013 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the third quarter of 2013 and the first nine months ended September 30, 2013.

Third Quarter 2013 Financial Highlights

•	Sales increased 16.7% year-over-year to a third-quarter record high of $54.5 million;
•	Gross margin was 26.6% in the third quarter of 2013 compared to 28.3% in the same period of 2012;
•	Net Income attributable to stockholders was $3.3 million, or $0.17 per diluted share;
•	Cash and cash equivalents were $32.5 million with a current ratio of 4.4 to 1 at September 30, 2013;
•	Annual guidance was reiterated for sales of $207 million and net income of $13.7 million.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, "We are excited to report a new record high sales for any third quarter in our history. All three of our business segments achieved growth. With our growing portfolio of new advanced products offering significant value to customers and our growing production efficiency, we are capturing market share domestically and abroad.

"Our sales also benefitted from the continuing demand for heavy-duty trucks, primarily from the pre-buy before the strict enforcement of the new National IV emission standards and the re-stocking due to low inventory levels. Aftermarket sales grew as the warranties on the many newer vehicles sold over the past few years are expiring, brakes need maintenance and repair, and we increased promotional activity during the third quarter. We continued to diversify our customer base with our sales to the bus and construction equipment markets. With the Chinese GDP growth rate increased to 7.8% in the third quarter, the central government is revising its policies to put greater economic focus on increasing domestic consumption. The continued Chinese government support for urban public transportation creates the prospect for SORL to gain from increased bus production."

Ms. Jinrui Yu, SORL’s Chief Operating Officer, commented, "We have strengthened investment in our operations to capture more market share through enhanced research and development and we added new advanced production equipment to create greater economies of scale to support current and future growth even as we pay down our bank debt. We expect to maintain or improve our industry-leading gross margin with improved economies-of-scale, increased sales of our growing portfolio of new products with higher margins, and more efficient production. "

Third Quarter 2013 Financial Performance

For the third quarter of 2013, net sales increased by 16.7% to $54.5 million from $46.7 million for the third quarter of 2012. Revenues from the Company’s domestic OEM customers rose by 18.9% to $22.3 million from $18.7 million in the third quarter of 2012. Sales from China's domestic aftermarket increased 7.6% to $13.1 million in the third quarter of 2013 from $12.2 million in the same quarter of 2012. Revenues from international markets increased 21.1% to $19.1 million, compared to $15.8 million in the third quarter of 2012.

SORL's overall sales increased due to higher demand in the commercial vehicle OEM and aftermarket during the third quarter of 2013 as SORL's new product sales contributed to the sales increase in both markets. New commercial vehicle unit sales in China increased by 10.9% during the third quarter of 2013, mainly due to the continuing pre-buy of OEM commercial vehicles and the inventory re-stocking to meet future demand.

Aftermarket sales rose as the number of the Company's sub-distributors increased compared with the same quarter last quarter. Additionally, expiring OEM warranties increased, and higher promotional activities and new products contributed to higher sales in the aftermarket segment.

To control the risk of late payments by international customers, orders in the second quarter of 2013 were not shipped until all payments were received. With these payments completed in the third quarter of 2013, the Company's export sales increased for the three months ended September 30, 2013 compared to the same period in 2012.

The gross profit for the third quarter of 2013 increased 9.8% to $14.5 million from $13.2 million for the third quarter of 2012. Gross margin for the third quarter of 2013 was 26.6% from a gross margin of 28.3% in the same quarter of 2012. The decrease in gross margin reflected higher labor and raw materials costs as well as currency appreciation.

Operating expenses increased to $10.5 million in the third quarter of 2013 from $8.7 million in the third quarter of 2012. The increase in operating expenses from the third quarter of 2012 reflected higher expenditures in selling and distribution as well as general and administrative expenses with comparable research and development costs. As a percentage of revenue, these expenses were 19.2% in the third quarter of 2013, compared with 18.7% in the third quarter of 2012, and compared with 19.5% in the second quarter of 2013.

•	Selling and distribution expenses were $4.4 million, or 8.0% of quarterly revenues, compared with $3.8 million, or 8.1% in the same quarter of 2012. The increase in expenses was mainly due to higher packaging and personnel expenses during the quarter.

•	General and administrative ("G&A") expenses in the third quarter of 2013 were $3.7 million, or 6.8% of revenue, compared with $2.6 million, or 5.6% in the third quarter of 2012. The increase in expenses was mainly due to higher personnel costs and administrative expenses related to higher revenues.

•	Research and development ("R&D") expenses were $2.4 million in the third quarters of 2013 and 2012. As a percentage of revenue, R&D was 4.4% in the third quarter of 2013 and declined compared to 5.0% of revenue in the third quarter of 2012, due primarily to the increase in revenues in the third quarter of 2013. The R&D program continues to mainly focus on the development of new, higher-margin, electronically controlled mechatronic products and to upgrade the Company’s traditional braking products to capture market share.

Financial expenses increased by $229,092 to $770,418 from $541,326 primarily due to higher currency exchange losses from the appreciation of the Renminbi ("RMB") against U.S. dollars during the third quarter of 2013.

Income before income taxes was $4.1 million for the third quarter of 2013 compared to $5.0 million for the same quarter of 2012. The reduced income reflected lower operating income and other income as well as higher financial expenses during the third quarter of 2013 compared to the third quarter of 2012. The pretax income margin was 7.5% in the third quarter of 2013, compared with 10.8% in the third quarter of 2012.

The provision for income taxes was $0.3 million, or an 8.2% tax rate, in the third quarter of 2013, which is substantially reduced as compared with $1.2 million, or a 23.5% tax rate in the third quarter in 2012. This change in provision for income taxes primarily reflected that SORL received its high-tech enterprise certification in December 2012 that lowered its income tax rate to 15% for the years 2013 and 2014.

Net income attributable to stockholders for the third quarter of 2013 was $3.3 million, or $0.17 per basic and diluted share, compared with $3.4 million, or $0.17 on per basic and diluted share, in the third quarter of 2012.

First Nine Months 2013 Financial Performance

Net sales for the first nine months of 2013 increased 6.9% to $153.3 million from $143.4 million for the first nine months of 2012. Revenues from the Company’s domestic OEM customers increased 7.9% to $75.7 million from $70.1 million in the first nine months of 2012. Revenues from China's domestic aftermarket increased 4.2% to $35.1 million from $33.7 million in the first nine months of 2012. Revenues from international markets increased 7.4% to $42.5 million from $39.6 million in the first nine months of 2012.

Gross profit for the first nine months of 2013 increased 6.0% to $42.0 million from $39.6 million for the same period in 2012. Gross margin for the nine months ended June 30, 2013, declined to 27.4% from 27.6% for the first nine months of 2012.

Operating income for the first nine months of 2013 declined to $11.4 million from $13.3 million in the same period in 2012. Operating margin was 7.4% versus 9.2% in first nine months of 2012.

Net income attributable to stockholders for the first nine months of 2013 was $8.6 million, or $0.44 per basic and diluted share, compared with $8.7 million, or $0.45 per basic and diluted share, in the same period in 2012.

Balance Sheet

As of September 30, 2013, the Company had cash and cash equivalents of $32.5 million compared to $41.3 million on December 31, 2012. The Company significantly reduced short-term bank loan to $6.0 million on September 30, 2013 from $14.6 million at December 31, 2012. Total equity increased to $203.0 million at September 30, 2013 compared with $188.5 million at December 31, 2012. On September 30, 2013, working capital was $147.8 million with a current ratio of 4.4 to 1. Net cash flow from operating activities was $1.1 million.

Recent Events

In August 2013, SORL was selected as the exclusive developer for all air-operated valves for the new-generation, model N211 medium-duty truck introduced by Anhui Jianghuai Automobile Co., Ltd. ("JAC").

On August 15-17, 2013, the Company attended the 2013 China International Public Transportation Expo ("the Expo") held in Shenzhen and SORL's air brake valve Master Cylinder won the first “China Urban Transportation Most Trusted Products” award.

We exhibited from October 16-20, 2013, at the Equip Auto 2013 tradeshow in Paris to increase global awareness of the SORL brand.

Business Outlook

For the fiscal year 2013, management reiterates its outlook for net sales to be approximately $207 million and net income to be approximately $13.7 million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

"The Chinese macroeconomic environment is uncertain in the near term as the central government seeks to change the economic priority to building national consumption of domestic goods rather than exports and fixed asset investments. We believe commercial vehicle inventory levels remain positive for continuing growth and the pre-buy before the strict enforcement of the National IV emission standards will continue over the near term. We remain optimistic that our international sales will contribute more to our sales growth over the next few years as customers in local foreign markets recognize the value in performance and quality our products provide," Ms. Yu concluded.

Conference Call

Management will host a conference call on Thursday, November 14, 2013 at 8:00 a.m. EST / 9:00 p.m. Beijing Time to discuss its 2013 third quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and China toll free 864001202840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EST on December 14, 2013, or 12:59 a.m. Beijing Time on December 15, 2013. The replay dial-in numbers are:  U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID "13572706" to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company’s products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company’s business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin

+86.139.6777.6556

+86.577.6581.7721

ljf@sorl.com.cn

Phyllis Huang

+86.151.6770.5972

+86.577.6581.7721

phyllis@sorl.com.cn

Kevin Theiss

Grayling

+1.646.284.9409

kevin.theiss@grayling.com

- Tables Follow -

SORL Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2013		December 31, 2012
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	US$	32,520,391	US$	41,253,353
Accounts receivable, net of provision, including $453,709 and $0 due from related parties at September 30, 2013 and December 31, 2012, respectively.		54,840,095		62,153,509
Bank acceptance notes from customers		22,646,328		10,098,390
Inventories		70,976,416		56,775,825
Prepayments		6,176,942		5,722,743
Current portion of prepaid capital lease interest		508,745		876,326
Other current assets		3,029,184		1,183,487
Deferred tax assets		1,001,555		687,632
Total Current Assets		191,699,656		178,751,265
Fixed Assets
Property, plant and equipment, net		46,351,853		46,962,599
Leasehold improvements in progress		278,838		335,714

Land Use Rights, Net		14,825,863		14,742,047

Other Non-Current Assets

Intangible assets, net		55,685		66,889
Security deposits on lease agreement		1,858,909		1,879,831
Long term deferred expense-prepaid interest		478,372		822,640
Total Other Non-Current Assets		2,392,966		2,769,360
Total Assets	US$	255,549,176	US$	243,560,985

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable, including $722,787 and $94,954 due to related parties at September 30, 2013 and December 31, 2012, respectively.	US$	8,952,443	US$	14,324,633
Deposit received from customers		14,129,926		6,599,746
Short term bank loans		6,033,111		14,599,753
Accrued expenses		10,888,980		8,501,819

Current portion of capital lease obligations		3,717,818		10,458,352
Other current liabilities, including $82,670 and $33,083 due to related parties at September 30, 2013 and December 31, 2012, respectively.		160,278		313,006
Total Current Liabilities		43,882,556		54,797,309

Non-Current Liabilities
Non-current portion of capital lease obligations		8,365,089		-
Deferred tax liabilities		342,019		291,995
Total Non-Current Liabilities		8,707,108		291,995

Total Liabilities		52,589,664		55,089,304

Stockholders' Equity

Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2013 and December 31, 2012		-		-
Common Stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of September 30, 2013 and December 31, 2012		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		10,523,452		9,676,183
Accumulated other comprehensive income		26,364,789		22,020,008
Retained earnings		103,845,929		96,114,407
Total SORL Auto Parts, Inc. Stockholders' Equity		182,971,793		170,048,221
Noncontrolling Interest In Subsidiaries		19,987,719		18,423,460
Total Equity		202,959,512		188,471,681
Total Liabilities and Stockholders' Equity	US$	255,549,176	US$	243,560,985

SORL Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012

Sales	US$	54,488,640	US$	46,708,959	US$	153,317,804	US$	143,399,372
Include: sales to related parties		825,101		1,092,343		2,067,673		5,046,533
Cost of sales		39,969,212		33,485,059		111,332,963		103,779,982

Gross profit		14,519,428		13,223,900		41,984,841		39,619,390

Expenses:
Selling and distribution expenses		4,383,239		3,765,768		12,122,573		10,460,168
General and administrative expenses		3,696,715		2,630,786		13,079,992		9,981,552
Research and development expenses		2,384,902		2,352,958		5,392,513		5,916,934

Total operating expenses		10,464,856		8,749,512		30,595,078		26,358,654

Income from operations		4,054,572		4,474,388		11,389,763		13,260,736

Other income		858,653		1,207,961		1,723,767		1,972,781
Financial expenses		(770,418)		(541,326)		(2,208,756)		(1,668,945)
Non-operating expenses		(77,073)		(112,927)		(210,243)		(366,119)

Net income before provision for income taxes		4,065,734		5,028,096		10,694,531		13,198,453

Provision for income taxes		332,027		1,180,601		1,040,215		3,479,019

Net income	US$	3,733,707	US$	3,847,495	US$	9,654,316	US$	9,719,434

Less: Net income attributable to noncontrolling interest in subsidiaries		423,087		486,581		1,075,525		1,028,504

Net income attributable to common stockholders	US$	3,310,620	US$	3,360,914	US$	8,578,791	US$	8,690,930

Comprehensive income
Net income	US$	3,733,707	US$	3,847,495	US$	9,654,316	US$	9,719,434

Foreign currency translation adjustments		1,023,444		(460,819)		4,833,515		(1,068,653)

Comprehensive income		4,757,151		3,386,676		14,487,831		8,650,781

Comprehensive income attributable to noncontrolling interest in subsidiaries		532,333		440,610		1,564,259		926,282

Comprehensive income attributable to common shareholders	US$	4,224,818	US$	2,946,066	US$	12,923,572	US$	7,724,499

Weighted average common share - basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - basic	US$	0.17	US$	0.17	US$	0.44	US$	0.45

EPS - diluted	US$	0.17	US$	0.17	US$	0.44	US$	0.45

SORL Auto Parts, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2013		2012

Cash Flows From Operating Activities
Net income	US$	9,654,316	US$	9,719,434
Adjustments to reconcile net income to net cash from operating activities:
Bad debt expense		1,371,727		(143,830)
Depreciation and amortization		5,960,145		5,602,370
Deferred income taxes		(252,018)		(96,446)
Loss on disposal of fixed assets		5,196		10,359
Changes In Assets and Liabilities:
Accounts receivable		8,037,713		3,102,469
Bank acceptance notes from customers		(12,252,121)		5,587,439
Other currents assets		(1,756,558)		2,491,925
Inventories		(12,687,012)		172,988
Prepayments		(319,823)		(4,112,124)
Accounts payable and bank acceptance notes to vendors		(6,259,596)		(6,544,574)
Income tax payable		-		866,586
Deposits received from customers		7,317,768		487,330
Other current liabilities and accrued expenses		2,248,257		373,621
Net Cash Flows Provided By Operating Activities		1,067,994		17,517,547

Cash Flows From Investing Activities
Acquisition of property and equipment		(3,356,852)		(941,286)
Proceeds of disposal of fixed assets		14,602		6,886
Leasehold improvements in progress		-		(31,069)

Net Cash Flows Used In Investing Activities		(3,342,250)		(965,469)

Cash Flows From Financing Activities
Proceeds from bank loans		60,307,996		23,152,945
Repayment of bank loans		(69,079,151)		(27,263,968)
Proceeds from capital lease		12,783,841		-
Repayment of capital lease		(11,400,163)		(1,708,171)

Net Cash Flows Used In Financing Activities		(7,387,477)		(5,819,194)

Effects on changes in foreign exchange rate		928,771		44,756

Net change in cash and cash equivalents		(8,732,962)		10,777,640

Cash and cash equivalents- beginning of the year		41,253,353		17,116,692

Cash and cash equivalents - end of the period	US$	32,520,391	US$	27,894,332

Supplemental Cash Flow Disclosures:
Interest paid	US$	1,247,619	US$	1,929,388
Tax paid	US$	1,772,230	US$	4,765,828